Exhibit 22

List of Subsidiaries

Name	State of Organization	Percent Owned

Wastech of West Virginia, Inc.	West Virginia	100%
CV Logistics, LLC	Ohio	50%
NewWaste, Inc.	Delaware	50%

{A0035914.DOC}